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EXHIBIT 5

OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

June 10, 2003

United Online, Inc.
2555 Townsgate Road
Westlake Village, California 93161

  Re:
  United Online, Inc.—Registration Statement on Form S-8 of an aggregate of 2,075,748 shares of common stock of United Online, Inc. (the "Shares")

Ladies and Gentlemen:

        We have acted as special counsel to United Online, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) an additional 1,182,062 shares of the Company's common stock reserved for issuance under the United Online, Inc. 2001 Stock Incentive Plan, as amended (the "SIP"), (ii) an additional 267,233 shares of the Company's common stock reserved for issuance under the United Online, Inc. 2001 Supplemental Stock Incentive Plan, as amended (the "Supplemental SIP") and (iii) an additional 626,453 shares of the Company's common stock reserved for issuance under the United Online, Inc. 2001 Employee Stock Purchase Plan, as amended (the "ESPP").

        This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

        We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and implementation of the SIP, Supplemental SIP and the ESPP. Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to (a) the provisions of stock option agreements duly authorized under the SIP and in accordance with the Registration Statement, (b) duly authorized direct stock issuances under the SIP effected in accordance with the Registration Statement, (c) the provisions of stock option agreements duly authorized under the Supplemental SIP and in accordance with the Registration Statement, (d) duly authorized direct stock issuances under the Supplemental SIP effected in accordance with the Registration Statement, or (e) duly authorized stock purchase rights issued under the ESPP effected in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the SIP, the Supplemental SIP, the ESPP, or the Shares.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP MORGAN, LEWIS & BOCKIUS LLP

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OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP